EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2007 RESULTS

CHERRY HILL, NJ, November 1, 2007 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended September 30, 2007.

Net revenues for the quarter ended September 30, 2007 were $13.1 million, compared to $12.1 million in the second quarter of 2007. The net loss for the third quarter of 2007 was $(252,000) or $(0.03) per diluted share, compared to a net loss of $(1.1) million or $(0.12) per diluted share for the second quarter of 2007.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "While revenue improved in the third quarter compared to the second quarter of 2007, overall market conditions remain challenging. We previously expected sequential growth in the second half of the year. We now expect sales to be flat to slightly lower, in line with broader industry trends. Our bookings decreased in the third quarter of 2007 to $11.1 million, compared to $13.8 million in the second quarter of 2007. We continue to explore new markets for our products. From an operations standpoint, we are focused on further streamlining our cost structure and are looking at additional options to identify other areas for potential cost reductions. Our primary focus, however, is on developing new growth opportunities. We have invested a considerable amount in our technology and have a strong customer base worldwide."

Investor Conference Call / Webcast Details

inTEST will review third quarter 2007 results today, Thursday, November 1, 2007 at 5:00 p.m. EDT. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through 11:59 p.m. EST on Thursday, November 8, 2007 at www.intest.com and by telephone at (201) 612-7415 or toll free at (877) 660-6853. The account number to access the replay is 3055 and the conference ID number is 256315. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit http://www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Joseph Villalta, 646-536-7003
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2007	9/30/2006	6/30/2007	9/30/2007	9/30/2006
Net revenues	$13,114	$16,566	$12,062	$37,294	$49,187
Gross margin	5,133	6,923	4,612	14,164	21,168
Operating expenses:
Selling expense	2,121	2,232	2,283	6,578	6,954
Engineering and product development expense	1,364	1,775	1,394	4,162	4,500
General and administrative expense	1,970	1,984	2,061	6,181	6,111
Operating income (loss)	(322)	932	(1,126)	(2,757)	3,603
Other income	148	85	126	395	229
Earnings (loss) before income taxes	(174)	1,017	(1,000)	(2,362)	3,832
Income tax expense	78	509	86	197	1,042
Net earnings (loss)	(252)	508	(1,086)	(2,559)	2,790

Net earnings (loss) per share - basic	$(0.03)	$0.06	$(0.12)	$(0.28)	$0.31
Weighted average shares outstanding - basic	9,216	9,054	9,194	9,197	9,020

Net earnings (loss) per share - diluted	$(0.03)	$0.06	$(0.12)	$(0.28)	$0.31
Weighted average shares outstanding - diluted	9,216	9,265	9,194	9,197	9,153

Condensed Consolidated Balance Sheets Data:
	As of
	9/30/2007	6/30/2007	12/31/2006
Cash and cash equivalents	$10,659	$10,567	$13,174
Trade accounts and notes receivable, net	7,873	7,643	8,678
Inventories	6,149	6,686	6,193
Total current assets	25,938	25,399	28,803
Net property and equipment	2,845	2,898	3,328
Total assets	32,602	31,945	35,759
Accounts payable	2,858	2,430	3,145
Accrued expenses	3,753	3,812	4,169
Total current liabilities	6,902	6,646	8,410
Noncurrent liabilities	432	464	527
Total stockholders' equity	25,268	24,835	26,822